UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 13, 2025

zSpace, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-42431	35-2284050
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

55 Nicholson Lane San Jose, California	95134
(Address of Principal Executive Offices)	(zip code)

(408) 498-4050

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	ZSPC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2025, the Board of Directors (the “Board”) of zSpace, Inc. (the “Company”), based on the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved a base salary increase for each of Paul Kellenberger, Chief Executive Officer of the Company, Erick DeOliveira, Chief Financial Officer of the Company, Michael Harper, Chief Product, Engineering and Marketing Officer of the Company, and Ron Rheinheimer, Chief Sales Officer of the Company (collectively, the “NEOs”), with such increase to be effective as of March 1, 2025.

In approving the compensation changes for the NEOs, the Board and the Compensation Committee considered, among other factors, the compensation practices, trends and data from comparable companies as identified by the Compensation Committee and an independent compensation consultant engaged by the Compensation Committee, and adjusted the NEO’s compensation to move toward the 50th percentile of public company peers.

Effective March 1, 2025, Mr. Kellenberger’s annual base salary will be increased to $500,000 (an increase of 25%), Mr. DeOliveira’s annual base salary will be increased to $400,000 (an increase of 33.3%), Mr. Harper’s annual base salary will be increased to $400,000 (an increase of 23%), and Mr. Rheinheimer’s annual base salary will be increased to $300,000 (an increase of 20%).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2025	zSpace, Inc.

	By:	/s/ Paul Kellenberger
Paul Kellenberger
Chief Executive Officer